EXHIBIT 10(a)

JOHN J. FUREY
VICE PRESIDENT and CORPORATE SECRETARY

Telephone : (856) 342-6122
Fax : (856) 342-3889
john_furey@campbellsoup.com		Campbell Soup Company
1 Campbell Place
Camden, NJ 08103
June 4, 2004

Mr. Mark A. Sarvary

Dear Mark:

     The purpose of this letter is to confirm the severance arrangement that the Compensation and Organization Committee of the Board of Directors approved on February 9, 2004 in connection with your appointment as Executive Vice President and President of the Campbell North America Division. The Company desires to make provision for payment of reasonable severance compensation to you in the event the Company terminates your employment as set forth below.

     If your employment is terminated by the Company other than for Cause (as defined below), change in control of the Company (covered by a separate agreement), disability, by reason of death, or due to a voluntary resignation or retirement by you, you shall be entitled to the following:

          (i) the Company shall pay you all accrued compensation and a pro-rata portion of the bonus for the fiscal year in which termination of employment occurs based on the portion of such fiscal year that has elapsed prior to your termination date, provided that you have been employed by the Company for at least three months of such fiscal year, and provided further that payment of the pro-rata bonus will be determined following the close of such fiscal year at the sole discretion of the Compensation and Organization Committee of the Board of Directors which is permitted to make performance related reductions in bonus payments;

          (ii) the Company shall pay you as severance pay and in lieu of any further severance or compensation for periods subsequent to your termination date in installment payments over a 24-month period in cash equal to two times your annual base salary in effect at your termination date;

          (iii) for a number of months equal to the lesser of (A) 24 and (B) the number of months remaining until your 65th birthday, the Company shall at its expense continue on behalf of you and your dependents and beneficiaries the life insurance and medical benefits provided to you at the time of your termination date. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that you obtain any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may terminate the coverage of any benefits it is required to provide you hereunder.

          (iv) any outstanding stock options that are vested as of your termination date may be exercised by you in accordance with the terms of the Company’s long-term incentive plan at the time of grant; and

          (v) any outstanding restricted shares as of your termination date shall partially vest as of the termination date in accordance with the Company’s policy at the time of grant.

     Cause shall mean that you (i) failed to substantially perform your duties with the Company (other than a failure resulting from your incapacity due to physical or mental illness) which failure continued for a period of at least 30 days after a written notice of demand for performance has been delivered to you specifying the manner in which you have failed to substantially perform; or (ii) engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

     You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment except with respect to the continuation of life insurance and medical benefits as set forth above.

     No payment will be made under this Agreement unless (i) you first execute the Company’s standard severance release form and (ii) to the extent any portion of such release is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act, as amended, or to any similar revocation period in effect on the termination date, such revocation period has expired.

CAMPBELL SOUP COMPANY

		BY:	/s/ John J. Furey

		Title:	Vice President and Corporate Secretary

Accepted and agreed to:

BY:	/s/ Mark A. Sarvary

Mark A. Sarvary

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